Exhibit 3.1

ARTICLES OF AMENDMENT

TO

THE AMENDED AND RESTATED CHARTER

OF

COMMERCE UNION BANCSHARES, INC.

Pursuant to and in accordance with applicable provisions of the Tennessee Business Corporation Act, Tennessee Code Annotated § 48-11-101 et seq., the undersigned corporation adopts the following articles of amendment to its amended and restated charter, as previously amended:

1.     The name of the corporation is Commerce Union Bancshares, Inc.

2.     The amended and restated charter of the corporation, as previously amended, is hereby amended by deleting current Section 1 thereof in its entirety and substituting therefor the following:

Section 1. Corporate Name. The full corporate name of the corporation is “Reliant Bancorp, Inc.” (the “Company”).

3.     The amended and restated charter of the corporation, as previously amended, is hereby further amended by replacing any other references therein to “Commerce Union Bancshares, Inc.” with references to “Reliant Bancorp, Inc.”

4.     The foregoing amendment(s) to the amended and restated charter of the corporation, as previously amended, were duly adopted by the board of directors of the corporation on August 22, 2017, and by the shareholders of the corporation on December 14, 2017.

5.     These articles of amendment shall be effective as of 12:01 a.m., Central Time, on December 31, 2017.

Dated this 18th day of December, 2017.

COMMERCE UNION BANCSHARES, INC.

By:	/s/ DeVan D. Ard., Jr.
DeVan D. Ard, Jr. President and Chief Executive Officer